UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) February 14, 2011
MATRIXX INITIATIVES, INC.

(Exact name of registrant as specified in its charter)
DELAWARE

(State or other jurisdiction of incorporation)

001-31404	87-0482806

(Commission File Number)	(IRS Employer Identification No.)

8515 E. Anderson Drive, Scottsdale, Arizona	85255

(Address of principal executive offices)	(Zip Code)
(602) 385-8888

(Registrant’s telephone number, including area code)
NONE

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
As previously reported, Floyd Schneider filed a complaint on behalf of himself and as a putative class action on behalf of the public stockholders (the “Class”) of Matrixx Initiatives, Inc. (the “Company”) against all members of the Company’s Board of Directors (the “Individual Defendants”), the Company, Wonder Holdings Acquisition Corp. and Wonder Holdings, Inc. (“Wonder”) in the Superior Court of the State of Arizona for the County of Maricopa (the “Schneider Action”). The complaint alleges, among other things, that the Individual Defendants breached their fiduciary duties in connection with the tender offer (the “Offer”) by Wonder to purchase all of the outstanding common stock of the Company, including the associated preferred share purchase rights, and the related merger by failing to engage in an honest and fair sale process and by providing materially inadequate disclosure and material disclosure omissions regarding the Offer and the merger and that the Company, Wonder Holdings Acquisition Corp. and Wonder have aided and abetted the breach of fiduciary duties. See Item 8, “Other Legal Proceedings,” in Amendment No. 2 to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, filed January 12, 2011, for additional information regarding the Schneider Action.
     In order to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the Schneider Action, on February 14, 2011, counsel for each of the defendants entered into a memorandum of understanding with plaintiff’s counsel (the “MOU”), which sets forth an agreement in principle to settle the Schneider Action on the terms and conditions set forth in the MOU (the “Settlement”). The MOU provides, among other things, that the parties to the Schneider Action will use their best efforts to agree upon, execute and present to the Superior Court, within 30 days of the MOU, a formal stipulation of settlement (the “Stipulation”), which shall include, among other things, the following provisions:
(i) a conditional certification of the Schneider Action as a consolidated class action pursuant to Arizona law;
(ii) a complete discharge, dismissal with prejudice, settlement and release of, and an injunction barring, all claims of any kind or nature whatsoever that have been, could have been, or in the future can or might be asserted against the defendants (including certain affiliates and representatives thereof) in the Schneider Action or in any other matter by or on behalf of any member of the Class, except the right of the plaintiff or any other member of the Class to enforce the terms of the Stipulation;
(iii) a release by the defendants of the plaintiff, members of the Class and plaintiff’s counsel from all claims arising out of the institution, prosecution, settlement or resolution of the Schneider Action, except the right to enforce the terms of the Stipulation or the MOU;
(iv) that the defendants have denied and continue to deny that any of them have committed or have threatened to commit or have aided or abetted the alleged commission of any violations of law or breaches of duty to the plaintiff, the Class or anyone else; and
(v) an acknowledgement that plaintiff’s counsel has a claim for attorneys’ fees and reimbursement of expenses in connection with the Schneider Action and an agreement by the defendants not to oppose plaintiff’s application for fees and expenses up to and not exceeding $150,000.
In addition, the MOU provides that all proceedings in the Schneider Action, except for those relating to the Settlement, shall be suspended pending the negotiation and execution of the Stipulation. Except for the fees and expenses of plaintiff’s counsel, the defendants shall bear no other expenses, costs, damages or fees alleged or incurred by the plaintiff, by any member of the Class, or by any of their attorneys, experts or other representatives.
     The MOU shall be null and void and of no further force and effect, unless otherwise agreed to by the parties, if (a) the Settlement does not obtain final approval by the Superior Court; (ii) plaintiff concludes, after obtaining certain confirmatory discovery that the Company is obligated to provide pursuant to the MOU, that the Settlement is not fair, adequate, and in the best interests of the Class, or (iii) the Offer is not concluded for any reason. The effective date of the Settlement shall be the date on which the order of the Superior Court approving the Settlement becomes final and no longer subject to further appeal or review.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIXX INITIATIVES, INC. (Registrant)
Date: February 15, 2011	/s/ William J. Hemelt
William J. Hemelt
President and Chief Executive Officer